UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):  December 10, 2009

PACIFIC ALLIANCE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-51777	87-044584-9
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1661 Lakeview Circle
Ogden, Utah  84403
(Address of principal executive offices) (Zip Code)

801-399-3632
(Registrant’s telephone number, including area code)

___________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS

On December 10, 2009, Pacific Alliance Corporation, a Delaware corporation “Pacific,” entered into a non-binding letter of intent (“LOI”) relating to a proposed transaction (“Proposed Transaction”) to acquire Star Leasing, Inc., a North Carolina corporation.

The Proposed Transaction is subject to numerous conditions and there is no assurance that the Proposed Transaction will be completed.  Conditions include, but are not limited to, the negotiation and execution of a definitive Merger Agreement by Pacific and Star Leasing, approval of the Proposed Transaction by the shareholders of Star Leasing, the completion of audited financial statements by Star Leasing and various other conditions.

The LOI provides that Pacific proposes to acquire Star leasing in a reverse triangular merger whereby Star Leasing will become a wholly-owned subsidiary of Pacific.  It is proposed that the Shareholders of Star leasing will be issued 20,000,000 shares of Pacific’s common stock, calculated after a 1-for-20 reverse stock split that will be effected by Pacific in the near future. The proposed reverse stock split of Pacific has been disclosed in previous filings made with the Securities and Exchange Commission.

    Star Leasing is in the trucking industry and is a general commodity carrier.  Star Leasing was founded in 1983 and currently has more than 100 employees.  It has operations in 48 states, Canada and  Mexico.  Since its formation, Star Leasing has expanded its business to include full-circle logistical and brokerage services, warehousing, and distribution. Star Leasing provides local delivery for its warehousing and distribution services.

If the Proposed Transaction is completed, of which there can be no assurance, Pacific will own and operate Star Leasing as a wholly-owned subsidiary.   Pacific will continue to own and operate its wholly-owned subsidiary, Superior Filtration Products, LLC (“Superior”).   Superior is in the business of manufacturing and marketing air filtration products.  Pacific believes that the acquisition of Star Leasing will result in a synergistic relationship between Superior and Star Leasing.

Randall Menscer, a director and shareholder of Pacific is an officer, director and shareholder of Star Leasing.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC ALLIANCE CORPORATION

Date:  December 14, 2009
By:   /s/
Steven clark, CEO/President